EXHIBIT 99.2
On May 6, 2008, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended March 31, 2008 as well as an update on the Company’s business. The following represents a textual representation of remarks by Kathy Galante, Investor Relations, Colin Goddard, Ph.D., Chief Executive Officer of the Company, and Michael G. Atieh, Executive Vice President, Chief Financial Officer and Treasurer of the Company.
Operator
[Operator’s Instruction]
Kathy Galante
Thank you. Good afternoon and welcome to our first-quarter earnings call. Joining me today I have Colin Goddard, our Chief Executive Officer, Mike Atieh, our Chief Financial Officer, and Gabe Leung, President of our oncology business, and Anker Lundemose, President of our diabetes and obesity business. We will begin with Mike, who will provide you with a summary of the financial results, after which Colin will come back and discuss corporate development in our oncology and diabetes obesity programs.
Before we begin, I would like to remind you that we will be making forward-looking statements relating to the financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control, and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statement. I refer you to our SEC filings for a detailed description of the risk factors affecting our business.
Now over to Mike.
Mike Atieh
[Michael Atieh discusses quarter end financial information.]
Colin Goddard
Thanks, Mike. Good evening, everybody. During the first quarter of 2008, we continued to build on the core tenets of the business strategy we established during 2007. That is pursuing Tarceva aggressively, and appropriately balancing financial performance, which we consider to be a prerequisite for future success, with disciplined reinvestment in a differentiated pipeline of emerging, wholly-owned clinical assets in oncology and diabetes.
Part of our strategy of transition to profitability in 2007 included a decision to divest our eye business following the disappointing outcome of the 2005 Eyetech transaction. As a result, Eyetech financials have been reported as discontinued operations since this time last year. We have until recently been exploring, among other opportunities, a financed management buyout, but have been forced to abandon this approach given the downturn in the financing environment. As a result, we have pursued other alternatives aggressively this quarter, and recently signed a term sheet with a third party with the expectation that we will sign a definitive agreement during the current quarter. The pending transaction will allow us to ensure that Macugen continues to be available for patients, and also allows us to participate in any upside resulting from a possible turnaround in the brand arising as a result of the emergence of any safety-related complications with competitor products; the recently FDA approved new leur lock syringe presentation of the product; expansion to new indications; or the development of an extended release formulation. However, we want to be clear to our shareholders that at this juncture, should we, for any unforeseen reasons, be unable to complete the proposed transaction, we would seek to close down the business in a timely and cost-effective manner while honoring a commitment to supply patients on Macugen through the duration of their treatment. As such, we intend to definitively bring closure to this disappointing chapter in the Company’s history during the current quarter.
Turning to our oncology business, 1Q U.S. Tarceva sales of $111 million were up 10% over the prior-year period and approximately flat quarter on quarter, while rest-of-world sales of $156 million demonstrated continued robust growth (up 63% versus the prior-year quarter and 13% versus 4Q 2007). The continued growth is especially noteworthy when you consider that only approximately $8 million of these sales were from the initial phases of the Japanese launch. You will recall that the launch process agreed with the Japanese authorities involves a close-in monitoring for the first 3,000 or so patients, and in fact, initial uptake exceeded Chugai’s expectations. Tarceva is now approved in 88 countries worldwide and continues to gain market share in both lung and pancreatic indications.
Back in the U.S., Genentech’s tracking data indicates that non-small cell lung cancer second-line penetration and duration of therapy and front-line pancreatic cancer penetration have all increased versus the prior-year period. The key tripartite Phase II/III studies continue on track. With all preplanned interim ‘looks’ now past us, both Beta-lung and SATURN remain on track for top-line data in the second half of this year.
A PDUFA date is scheduled in September for our supplement to the NDA covering the higher 300 mg a day versus 150 mg a day maximum tolerated dose and exposure profile in patients receiving Tarceva who continue to smoke. We are also continuing to pursue a program in hepatocellular carcinoma, combining antiangiogenics targeting the VEGF/VEGF receptor axis, such as Nexavar or Avastin, with Tarceva.
There continues to be much commentary surrounding the various key competitor events that are widely anticipated during the first half of 2008. AstraZeneca have indicated that the Zactima data will be communicated in the third quarter, but we will get clarity on the Erbitux data from the FLEX study at ASCO, at which point in time we will all be able to better assess the potential impact on the Tarceva business.
We continue to believe that many of the pricing, mode of delivery, and reimbursement challenges for Tarceva that exist in the U.S. are actually advantages to Tarceva in most markets around the world, and that it remains likely, when we consider the full amalgam of Tarceva Phase III study data and competitive developments, that Tarceva will continue to be competitively positioned and exhibit growth on a global basis going forward into 2009.
We anticipate some 30 plus abstracts—primarily from our IST programs—on Tarceva at ASCO this year, and we also enjoyed a successful AACR meeting, where—in addition to approximately 70 abstracts covering the Company’s emerging portfolio, and a growing sense of the importance of EMT—important science was presented on the increasingly complex role of K-ras mutations in Tarceva therapy; on the ability of Tarceva, but not anti-EGFR antibodies, to block signaling through EGFRvIII; and on the potential value of adding new therapies to continuing Tarceva treatment in a new treatment beyond progression paradigm.
We and our colleagues at Roche were disappointed that the appraisal committee at NICE has recommended against the NHS funding of Tarceva treatment for lung cancer patients, potentially isolating England as the only Western European country not to fund Tarceva therapy. Roche will again appeal this ruling.
Aggressive defense of Tarceva’s intellectual property position around the world in the face of increasingly aggressive tactics from the generic industry remains a key goal for us in partnership with our collaborators at Genentech and Roche. We have recently appealed an Indian court’s ruling denying us an injunction against the Indian company, CIPLA, who are now distributing a generic form of Tarceva in India, despite the fact that we have a granted patent in India and will continue to vigorously defend our intellectual property in that country.
In addition, we are pursuing an aggressive strategy in the U.S., where we filed a re-issue request for the ’498 Tarceva composition of matter patent in February, in order to correct certain areas relating to the claiming of compounds other than Tarceva, which fall outside of the scope of the main claim in the patent. Tarceva itself is accurately described in the ’498 patent. While the re-issue application is pending, the ’498 patent remains listed in the ‘Orange Book’ with the FDA and enforceable against any infringer.
On the oncology pipeline front, our IGF-1 receptor, OSI-906 Phase I program, which includes both daily and intermittent dose trials, is proceeding through the dose escalation studies. To date, PK profiles are linear with dose escalation, and we have not encountered any significant toxicity. There has been some evidence of clinical activity, even at these lower dose cohorts.
On our TORC1/TORC2/OSI-027 program, regulatory authorities have cleared our IMPD applications in both the UK and Belgium, and we expect to initiate Phase I trials for this project over the course of the second quarter. Our c-kit/VEGF receptor inhibitor, OSI-930, continues to accrue patients for the dose expansion phase of the Phase I program.
We were encouraged by the growing presence of EMT at this year’s AACR meeting, and view this as something of an endorsement of our decision two years ago to begin focusing our oncology R&D efforts into this area of cancer biology.
In our diabetes and obesity programs, we have just submitted an IMPD filing with the regulatory agencies in Europe to begin Phase I trials for our anti-obesity agent, PSN602. PSN602 is our mixed-spectrum serotonin/noradrenaline reuptake inhibitor, which also exhibits 5-HT1A agonism. In preclinical models it is efficacious in inducing weight loss without exhibiting the acute hypertension and heart rate increases seen for Sibutramine, the marketed agent PSN602 is designed to replace. Our GPR119 agonist, PSN821, also continues on track in preparation for an IMPD filing over the summer.
As such, we would anticipate—absent any surprises—that we would have all four core pipeline products (OSI-906, OSI-027, PSN821, and PSN602) in clinical trials by the end of 2008, and we’ll be in a position to fully assess the prospects for differentiating OSI-930 in an intensely competitive antiangiogenesis arena.
In mid-March, the European patent office upheld a prior decision to revoke one of our DP-IV patents in Europe, claiming the use of DP-IV inhibitors to treat type 2 diabetes. We were disappointed in the outcome for the appeal proceedings, but note that this is only one patent within our portfolio of DP-IV patents. We had already anticipated the vast majority of 2008 and 2009 DP-IV sales would occur in the U.S., and the near-term financial impact is, therefore, relatively insignificant. As such, we are not changing our DP-IV patent estate revenue guidance for 2008. The estate includes pending EU patents covering combinations of DP-IV inhibitors with other oral antidiabetics, such as metformin, and in this regard, Merck’s DP-IV inhibitor — metformin combination inhibitor Janumet was recently recommended by the CHMP for EU approval. We anticipate that the combination patent could issue in the 18-months to 2-year timeframe.
In conclusion, we continue to believe that 2008 could be an important break-out year for the future growth of our business. If the two key second half Phase III trial read-outs for Tarceva — SATURN and Beta-lung — are positive, we would anticipate an acceleration of top-line growth in 2009 for a core business that is already producing in excess of $100 million per year in free cash flow. We see this occurring at a time when our four core development programs in oncology and diabetes and obesity are approaching the point where we can assess clinical proof of principle, and believe this combination of significant financial and strategic growth could represent a compelling thesis for biotech investors in a world where $2 to $10 billion biotech growth stories are becoming increasingly scarce.
[Dr. Goddard provided concluding remarks and a question and answer session then followed.]